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ThermoGenesis Corp.
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THERMOGENESIS ANNOUNCES IT WILL SEEK STOCKHOLDER
APPROVAL FOR REVERSE STOCK SPLIT
(RANCHO CORDOVA, CA), June 18, 2010—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products and services that process and store adult stem cells, said today it will seek stockholder approval of an authorization enabling its Board of Directors in its discretion to affect a reverse stock split in the range of one-for-three to one-for-five shares of common stock in the near future, if required to maintain NASDAQ listing. The authorization will be voted upon during a special meeting of stockholders to be held on Monday, August 9th.
The Company said a reverse split may be necessary to enable it to meet the continued listing rules of the NASDAQ Capital Market, and could serve to improve the marketability and liquidity of its common stock.
“We want to have this option, if necessary, available to the Company as we continue to implement our long-term strategy to enhance stockholder value by focusing on the development of enabling technologies for the stem cell regenerative medicine market,” said J. Melville Engle, Chief Executive Officer of ThermoGenesis.
In connection with the reverse stock split, ThermoGenesis will file a proxy statement and other materials with the Securities and Exchange Commission. Before making any voting or investment decision, investors are urged to read the proxy statement and these materials when they become available because they will contain important information. ThermoGenesis and its officers and directors may be deemed to be participants in the solicitation of proxies with respect to the proposed reverse stock split. Information regarding such individuals is included in the Company’s proxy statements and reports filed with the Securities and Exchange Commission and will be included in the proxy statement relating to the proposed reverse stock split when it becomes available. Stockholder may obtain the ThermoGenesis proxy statement, when it becomes available, any amendments or supplements to the proxy statement and other relevant documents free of charge at www.sec.gov. Stockholder may also obtain a free copy of ThermoGenesis’ proxy statement, when it becomes available, any amendments and supplements to the proxy statement and other relevant documents by writing to ThermoGenesis at 2711 Citrus Road, Rancho Cordova, California 95742, Attn: Investor Relations, or at www.thermogenesis.com.
About ThermoGenesis Corp.
ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:
•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.
•	AXP® AutoXpress™ Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP™ MarrowXpress™ and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells, from bone marrow aspirates in the laboratory setting.
•	The Res-Q™ 60 BMC (Res-Q), a point-of-care system that is designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates.
•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community.
This press release contains forward-looking statements, and such statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2010, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue or profitability outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2010. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk Factors” in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.
ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com